UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive

Plainsboro, NJ 08536

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2015, Integra LifeSciences Corporation (the “Company”), a Delaware corporation and wholly-owned subsidiary of Integra LifeSciences Holdings Corporation, entered into two merger agreements under which the Company will acquire TEI Biosciences Inc., a Delaware corporation (“TEI Bio”), and TEI Medical Inc., a Delaware corporation (“TEI Med”).

The Agreement and Plan of Merger dated as of June 26, 2015 (the “Bio Merger Agreement”) by and among the Company, Patriot S1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub Bio”), and Dr. Yiannis Monovoukas, as securityholders’ representative (the “SH Rep”) provides that Merger Sub Bio will merge with and into TEI Bio, resulting in TEI Bio becoming a wholly-owned subsidiary of the Company (the “Bio Merger”).

The Agreement and Plan of Merger dated as of June 26, 2015 (the “Med Merger Agreement”, and, together with the Bio Merger Agreement, the “Merger Agreements”) by and among the Company, Patriot S2, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub Med”), and the SH Rep provides that Merger Sub Med will merge with and into TEI Med, resulting in TEI Med becoming a wholly-owned subsidiary of the Company (the “Med Merger”, and, together with the Bio Merger, the “Mergers”).

TEI Bio is in the business of developing and commercializing biologic devices for soft tissue repair and regenerative applications, including dura and hernia repair and plastic and reconstructive surgery. TEI Med is a spin-off of TEI Bio and holds a license to TEI Bio’s regenerative technology in the fields of wound healing and orthopedics.

Under the terms of the Merger Agreements, if the Mergers are completed, the Company will pay an aggregate purchase price of $312 million ($211 million pursuant to the Bio Merger Agreement, and $101 million pursuant to the Med Merger Agreement), subject in each case to purchase price adjustments for certain working capital changes. A portion of the merger consideration under each Merger Agreement will be held in escrow pursuant to an escrow agreement to be entered into at closing in connection with each Merger.

The closing of each Merger is subject to certain conditions in the applicable Merger Agreement, including TEI Bio or TEI Med (as applicable) stockholder and other approvals, closing deliveries, and there being no material adverse change in the business or condition of each of TEI Bio and TEI Med, prior to closing. In addition, it is a condition to the Company’s obligation to close under the Bio Merger Agreement that all conditions to its obligation to close under the Med Merger Agreement have been satisfied or waived, and vice versa.

Each Merger Agreement contains customary representations and warranties for transactions of this type regarding, among other things, organization, capitalization and equity ownership, the accuracy of financial statements, the absence of certain changes or events since March 31, 2015, intellectual property matters, employee and employee plan matters, regulatory matters and compliance with applicable law. In addition, each Merger Agreement also includes covenants regarding, among other things, the conduct of the businesses of TEI Bio and TEI Med, as applicable, prior to closing, as well as their delivery to the Company of certain reviewed financial statements and written consents and support agreements from certain of their stockholders.

Each Merger Agreement provides for indemnification rights for, among other things, breaches of representations, warranties and covenants by the parties, as well as additional specifically negotiated indemnities. In addition, each Merger Agreement contains certain termination rights allowing the Company and each of TEI Bio and TEI Med, as applicable, to terminate the applicable Merger Agreement upon the occurrence or non-occurrence of certain events including the failure to close the applicable Merger by July 31, 2015.

Each Merger Agreement contains representations and warranties that the parties made to each other as of the date thereof or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract among such parties, and are subject to important qualifications and limitations agreed to by the Company, on one hand, and TEI Bio or TEI Med, on the other hand, in connection with negotiating each applicable Merger Agreement. Accordingly, you should not rely on the representations and warranties as accurate or complete or as characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules which will not be filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between the Company, on one hand, and security holders of TEI Bio or TEI Med, on the other hand, rather than for the purpose of establishing matters as facts.

Item 7.01	Regulation FD Disclosure

On June 28, 2015, the Company issued a press release announcing that it had entered into two merger agreements under which the Company will acquire TEI Bio and TEI Med. The press release states that the parties expect to complete this transaction in the third quarter of 2015, subject to customary closing requirements. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release, dated June 28, 2015, issued by Integra LifeSciences Holdings Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: June 29, 2015	By:	/s/ Glenn G. Coleman
Glenn G. Coleman
	Title:	Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated June 28, 2015 issued by Integra LifeSciences Holdings Corporation